Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2021 FOURTH QUARTER AND YEAR END RESULTS
Revenue of $58.9 Billion for the Fourth Quarter, a 19.6 Percent Year-Over-Year Increase
Fourth Quarter GAAP Diluted EPS of $2.08 and Adjusted Diluted EPS of $2.39
Revenue of $214.0 Billion for Fiscal Year 2021, a 12.7 Percent Year-Over-Year Increase
Fiscal Year 2021 GAAP Diluted EPS of $7.39 and Adjusted Diluted EPS of $9.26

CONSHOHOCKEN, PA, November 4, 2021 - AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year 2021 fourth quarter ended September 30, 2021, revenue increased 19.6 percent to $58.9 billion. Revenue increased 12.7 percent to $214.0 billion for the fiscal year. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $2.08 for the September quarter of fiscal 2021, compared to $(23.74) in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 26.5 percent to $2.39 in the fiscal fourth quarter. For fiscal year 2021, adjusted diluted EPS increased 17.2 percent to $9.26.

“AmerisourceBergen delivered strong growth in our 2021 fiscal year and took key steps to further enhance our strategic positioning. The investments we have made in our business and team members support AmerisourceBergen's ability to help advance healthcare through our differentiated capabilities for manufacturers globally and solutions for healthcare providers locally," said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

"I am proud of how we have lived our purpose with our customers, partners and team members throughout these challenging times for our communities. As we look to capitalize on a year of significant advancement, we are well positioned by our strong customer base, leadership in specialty, commitment to innovation and execution, and focus on corporate stewardship," Mr. Collis continued. "Our long-term, sustainable growth is powered by our talent and culture, and we are guided by our purpose of being united in our responsibility to create healthier futures."

Fourth Quarter Fiscal Year 2021 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$58.9B	$58.9B
Gross Profit	$2.1B	$2.0B
Operating Expenses	$1.5B	$1.3B
Operating Income	$562M	$694M
Interest Expense, Net	$55M	$55M
Effective Tax Rate	21.2%	20.3%
Net Income Attributable to ABC	$438M	$504M
Diluted Earnings Per Share	$2.08	$2.39
Diluted Shares Outstanding	210.8M	210.8M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly and fiscal year results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the Supplemental Information Regarding non-GAAP Financial Measures following the tables.

Fourth Quarter GAAP Results

•Revenue: In the fourth quarter of fiscal 2021, revenue was $58.9 billion, up 19.6 percent compared to the same quarter in the previous fiscal year, reflecting an 8.4 percent increase in Pharmaceutical Distribution Services revenue and a 286.8 percent increase in revenue within Other primarily driven by the June 2021 acquisition of Alliance Healthcare.

•Gross Profit: Gross profit in the fiscal 2021 fourth quarter was $2.1 billion, a 53.6 percent increase compared to the same period in the previous fiscal year. Gross profit was favorably impacted by increases in gross profit in Other, which was primarily driven by the June 2021 Alliance Healthcare acquisition, and Pharmaceutical Distribution Services. Gross profit as a percentage of revenue was 3.51 percent, an increase of 77 basis points from the prior year quarter primarily driven by the June 2021 acquisition of Alliance Healthcare, an increase in sales of specialty products in Pharmaceutical Distribution Services, and growth in some of the Company's higher margin businesses.

•Operating Expenses: In the fourth quarter of fiscal 2021, operating expenses were $1.5 billion compared to $7.5 billion in the same period last fiscal year. The decrease in operating expenses was primarily due to the $6.6 billion legal expense accrual recorded in the prior year quarter and was partially offset by the operating expenses of Alliance Healthcare. Operating expenses as a percentage of revenue in the fiscal 2021 fourth quarter were 2.56 percent, compared to 15.15 percent for the same period in the previous fiscal year primarily due to the items mentioned above.

•Operating Income (Loss): In the fiscal 2021 fourth quarter, operating income (loss) was $0.6 billion versus $(6.1) billion in the prior year quarter. Operating income as a percentage of revenue was 0.95 percent in the fourth quarter of fiscal 2021, compared to (12.41) percent for the same period in the previous fiscal year as a result of the previously mentioned legal expense accrual.

•Interest Expense, Net: In the fiscal 2021 fourth quarter, net interest expense of $54.6 million was up 57.3 percent versus the prior year quarter primarily due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Effective Tax Rate: The effective tax rate was 21.2 percent for the fourth quarter of fiscal 2021. This compares to 21.1 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $2.08 in the fourth quarter of fiscal 2021 compared to $(23.74) in the previous fiscal year fourth quarter, which was negatively impacted by the legal expense accrual.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2021 were 210.8 million, a 3.3 percent increase versus the prior fiscal year fourth quarter resulting from the issuance of 2 million Company shares to Walgreens for the acquisition of Alliance Healthcare, stock option exercises, and restricted stock vesting.

Fourth Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the fourth quarter of fiscal 2021, revenue was $58.9 billion, up 19.6 percent compared to the same quarter in the previous fiscal year, reflecting an 8.4 percent increase in Pharmaceutical Distribution Services revenue and a 286.8 percent increase in revenue within Other primarily driven by the acquisition of Alliance Healthcare.

•Adjusted Gross Profit: Adjusted gross profit in the fiscal 2021 fourth quarter was $2.0 billion, which was up 51.3 percent compared to the same period in the previous fiscal year due to increases in gross profit in Other, which was primarily driven by the June 2021 Alliance Healthcare acquisition, and Pharmaceutical Distribution Services. Adjusted gross profit as a percentage of revenue was 3.40 percent in the fiscal 2021 fourth quarter, an increase of 71 basis points when compared to the prior year quarter primarily driven by the Alliance Healthcare acquisition, an increase in sales of specialty products in Pharmaceutical Distribution Services and growth in some of the Company's higher margin businesses.

•Adjusted Operating Expenses: In the fourth quarter of fiscal 2021, adjusted operating expenses were $1.3 billion, an increase of 64.9 percent compared to the same period in the previous fiscal year primarily due to the operating expenses of Alliance Healthcare and an increase in payroll-related operating costs to support the Company's current and future revenue growth. Adjusted operating expenses as a percentage of revenue in the fiscal 2021 fourth quarter was 2.23 percent, an increase of 61 basis points when compared to the prior year quarter primarily due to the acquisition of Alliance Healthcare.

•Adjusted Operating Income: In the fiscal 2021 fourth quarter, adjusted operating income of $694.1 million increased 31.0 percent from the prior year quarter due to a 113.6 percent increase in operating income within Other and a 10.9 percent increase in Pharmaceutical Distribution Services' operating income. Adjusted operating income as a percentage of revenue was 1.18 percent in the fiscal 2021 fourth quarter, an increase of 10 basis points when compared to the prior year quarter primarily due to the June 2021 Alliance Healthcare acquisition.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the fiscal 2021 fourth quarter, net interest expense of $54.6 million was up 57.3 percent versus the prior year quarter primarily due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.3 percent for the fourth quarter of fiscal 2021 compared to 21.7 percent in the prior year quarter as a result of the Company's change in mix of domestic and international income in the respective quarters.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was up 26.5 percent to $2.39 in the fourth quarter of fiscal 2021 compared to $1.89 in the previous fiscal year fourth quarter, driven by the increase in adjusted operating income and partially offset by higher net interest expense and a higher diluted share count.

•Adjusted Diluted Shares Outstanding: Diluted weighted average shares outstanding for the fourth quarter of fiscal 2021 were 210.8 million, a 2.2 percent increase versus the prior fiscal year fourth quarter resulting from the issuance of 2 million Company shares to Walgreens for the acquisition of Alliance Healthcare, stock option exercises, and restricted stock vesting.

Segment Discussion

    The Company's operations are comprised of the Pharmaceutical Distribution Services reportable segment and other operating segments that are not significant enough to require separate reportable segment disclosure and, therefore, have been included in Other for the purpose of the reportable segment presentation. Other consists of operating segments that focus on global commercialization services, animal health (MWI Animal Health or "MWI"), and international pharmaceutical wholesale and related service operations (Alliance Healthcare). The operating segments that focus on global commercialization services include AmerisourceBergen Consulting Services ("ABCS") and World Courier.

Pharmaceutical Distribution Services Segment

    Pharmaceutical Distribution Services revenue was $51.2 billion, an increase of 8.4 percent compared to the same quarter in the prior fiscal year primarily due to increased sales of specialty products, including COVID-19 treatments, and overall market growth. Segment operating income of $472.1 million in the fourth quarter of fiscal 2021 was up 10.9 percent compared to the same period in the previous fiscal year as a result of strong performance across our distribution businesses, including increased sales of specialty products.

Other

    Revenue in Other was $7.7 billion in the fourth quarter of fiscal 2021, an increase of 286.8 percent compared to the same period in the prior fiscal year primarily due to the acquisition of Alliance Healthcare and growth in the other operating segments: MWI, ABCS, and World Courier. Operating income in Other increased 113.6 percent to $223.3 million in the fourth quarter of fiscal 2021 due to the acquisition of Alliance Healthcare.

Fiscal Year 2021 Summary Results

	GAAP	Adjusted (non-GAAP)
Revenue	$214.0B	$214.0B
Gross Profit	$6.9B	$6.6B
Operating Expenses	$4.6B	$3.9B
Operating Income	$2.4B	$2.6B
Interest Expense, Net	$174M	$174M
Effective Tax Rate	30.5%	21.3%
Net Income Attributable to ABC	$1.5B	$1.9B
Diluted Earnings Per Share	$7.39	$9.26
Diluted Shares Outstanding	208.5M	208.5M

Summary Fiscal Year GAAP Results

    In fiscal year 2021, GAAP diluted EPS was $7.39 compared to a loss of $16.65 in the prior year. Revenue increased 12.7 percent from last fiscal year to $214.0 billion. Gross profit increased 33.7 percent to $6.9 billion primarily due to increases in gross profit within Other, including the impact of the June 2021 Alliance Healthcare acquisition, a $203.0 million LIFO credit in the current fiscal year, a $159.7 million increase in antitrust litigation settlements over the prior fiscal year and Pharmaceutical Distribution Services. Operating expenses decreased 55.6 percent primarily due to the legal expense accrual recorded in the prior fiscal year, partially offset by an increase in expenses as a result of the June 2021 acquisition of Alliance Healthcare. Operating income increased 145.8 percent due to lower operating expenses and higher gross profit. Diluted weighted average shares outstanding in fiscal 2021 were 208.5 million, up 1.8 percent from the prior fiscal year.

Summary Fiscal Year Adjusted (non-GAAP) Results

In fiscal year 2021, adjusted diluted EPS was $9.26, an increase of 17.2 percent over the prior fiscal year due to an increase in operating income, and was partially offset by higher interest expense and a higher diluted share count. Revenue increased 12.7 percent from last fiscal year to $214.0 billion. Adjusted gross profit increased by $1.4 billion, or 25.9 percent, from the prior fiscal year to $6.6 billion due to the increases in gross profit within Other, primarily due to the impact of the June 2021 Alliance Healthcare acquisition, and Pharmaceutical Distribution Services. Adjusted operating expenses increased 30.2 percent to $3.9 billion primarily due to the June 2021 acquisition of Alliance Healthcare. Adjusted operating income increased 20.1 percent to $2.6 billion due to the increase in gross profit associated with the June 2021 acquisition of Alliance Healthcare and increased sales of specialty products, including COVID-19 therapies, and was partially offset by higher operating expenses. Adjusted operating income margin increased 8 basis points from 1.16 percent to 1.24 percent. Adjusted diluted weighted average shares outstanding in fiscal 2021 was 208.5 million, up 0.9 percent from the prior fiscal year.

Recent Company Highlights & Milestones

•AmerisourceBergen opened its new global headquarters in Conshohocken, Pennsylvania. As a part of AmerisourceBergen’s efforts to promote sustainability, the company is actively pursuing a Leadership in Energy and Environmental Design (LEED) Silver certification for the headquarters. At the building's ribbon cutting ceremony, AmerisourceBergen leadership also announced the company had been recognized as a Great Place to Work® for a third year.
•AmerisourceBergen furthered its diversity, equity, and inclusion efforts with the rollout of new Employee Resource Groups and diverse candidate slate objectives. AmerisourceBergen also unveiled its leadership competency model that will strengthen efforts to support and develop talent. The competencies focus on key areas including diversity, equity, and inclusion, collaboration, innovation and executional excellence, and purpose.
•AmerisourceBergen hosted its second annual ThinkLive Trade virtual event, a three-day online summit geared toward brand, specialty, generic and consumer-product manufacturers. The event centered on challenges and considerations that manufacturers face when bringing products to market, and how AmerisourceBergen works with its partners to drive supply chain sophistication, maximize patient access, and move health forward.
•The AmerisourceBergen Foundation hosted more than 50 nonprofit partners and peers at its third annual Grantee and Nonprofit Partner Conference to share best practices, facilitate collaboration, and foster long-term relationships that create sustained change. The virtual event focused on developing strategies to address urgent needs in response to the COVID-19 pandemic as well as longstanding issues, including health equity and global access to healthcare.

Dividend Declaration

     In November 2021, the Company's Board of Directors declared a quarterly dividend of $0.46 per common share, an increase in its quarterly dividend rate from $0.44 per common share. The quarterly dividend of $0.46 per common share will be payable November 29, 2021, to stockholders of record at the close of business on November 15, 2021.

New Reportable Segments

Recently, AmerisourceBergen undertook a strategic evaluation of its reporting structure to reflect its expanded international presence as a result of the June 2021 acquisition of Alliance Healthcare. As a result of this review, beginning in the first quarter of fiscal 2022, the Company has re-aligned its reporting structure under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. U.S. Healthcare Solutions will consist of the legacy Pharmaceutical Distribution Services reportable segment (excluding Profarma Distribuidora de Produtos Farmacêuticos S.A. ("Profarma")), MWI Animal Health, Xcenda, Lash Group, and ICS 3PL. International Healthcare Solutions will consist of Alliance Healthcare, World Courier, Innomar, and Profarma and Profarma Specialty. Profarma had previously been included in the Pharmaceutical Distribution Services reportable segment. Profarma Specialty had previously been reported in Other. Beginning in the first quarter of fiscal 2022, the Company will report its results under this new structure.

Fiscal Year 2022 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2022 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen has introduced its fiscal year 2022 financial guidance, which reflects growth in both of its new reportable segments. AmerisourceBergen does not include unidentified capital allocation opportunities into its forward-looking guidance. The Company expects:

•Revenue growth in the high-single digit to low-double digit percent range;
◦U.S. Healthcare Solutions revenue in the range of $207 to $212 billion, representing growth of 2% to 5%;
◦International Healthcare Solutions revenue of approximately $26 to $27 billion;
•Adjusted diluted earnings per share to be in the range of $10.50 to $10.80.

    Additional expectations include:
•Adjusted operating income growth in the mid- to high-teens percent range;

◦U.S. Healthcare Solutions segment operating income to be in the range of $2.325 to $2.4 billion, representing growth of 3% to 6%;
◦International Healthcare solutions segment operating income to be in the range of $685 to $715 million;
•Interest expense growth to be in the mid-teens percent range;
•Adjusted effective tax rate to be approximately 21 percent to 22 percent;
•Adjusted free cash flow to be approximately $2 to $2.5 billion;
•Capital expenditures in the $500 million range; and
•Weighted average diluted shares are expected to be approximately 212 million for the fiscal year.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on November 4, 2021. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:

•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 808-6694. No access code is required. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately two hours after the completion of the call and will remain available for 30 days. The telephone replay will also be available approximately two hours after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S., dial (877) 344-7529. From outside the U.S., dial +1 (412) 317-0088. The access code for the replay is 10160671.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor conference in the coming months:

•J.P. Morgan Healthcare Conference, January 10-13, 2022.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 42,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #8 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Securities Exchange Act"). Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid; increasing governmental regulations regarding the pharmaceutical supply channel; declining reimbursement rates for pharmaceuticals; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal, state and other governmental entities of alleged violations of laws and regulations regarding controlled substances, including due to failure to achieve a global resolution of the multi-district opioid litigation and other related state court litigation, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the integration of the Alliance Healthcare businesses into the Company being more difficult, time consuming or costly than expected; the Company's or Alliance Healthcare's failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between WBA and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; the loss, bankruptcy or insolvency of a major supplier, including as a result of COVID-19; financial market volatility and disruption; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed; risks generally associated with data privacy regulation and the international transfer of personal data; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the acquisition of businesses that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2021	% of Revenue	Three Months Ended September 30, 2020	% of Revenue	% Change
Revenue	$58,912,421		$49,244,768		19.6%

Cost of goods sold	56,843,010		47,897,921		18.7%

Gross profit [1]	2,069,411	3.51%	1,346,847	2.74%	53.6%

Operating expenses:
Distribution, selling, and administrative [2]	1,215,688	2.06%	720,966	1.46%	68.6%
Depreciation and amortization	177,721	0.30%	97,337	0.20%	82.6%
Employee severance, litigation, and other [3]	96,410		6,641,681
Goodwill impairment	6,373		—
Impairment of assets	11,324		—
Total operating expenses	1,507,516	2.56%	7,459,984	15.15%	(79.8)%

Operating income (loss)	561,895	0.95%	(6,113,137)	(12.41)%	109.2%

Other income, net [4]	(46,637)		(4,387)
Interest expense, net	54,596		34,707		57.3%

Income (loss) before income taxes	553,936	0.94%	(6,143,457)	(12.48)%	109.0%

Income tax expense (benefit) [5]	117,488		(1,298,952)

Net income (loss)	436,448	0.74%	(4,844,505)	(9.84)%	109.0%

Net loss (income) attributable to noncontrolling interests	1,250		(1,567)

Net income (loss) attributable to AmerisourceBergen Corporation	$437,698	0.74%	$(4,846,072)	(9.84)%	109.0%

Earnings per share:
Basic	$2.11		$(23.74)		108.9%
Diluted	$2.08		$(23.74)		108.8%

Weighted average common shares outstanding:
Basic	207,900		204,094		1.9%
Diluted	210,810		204,094		3.3%
 ________________________________________

1    Includes a $42.5 million LIFO credit and $21.4 million of gains from antitrust litigation settlements in the three months ended September 30, 2021. Includes a $35.8 million LIFO credit, an estimated $14.8 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through December 31, 2018), and $0.5 million of gains from antitrust litigation settlements in the three months ended September 30, 2020.

2    Includes a $2.2 million credit of PharMEDium shutdown costs in the three months ended September 30, 2020.

3    Includes $7.0 million of employee severance, a $6.3 million legal accrual related to opioid litigation settlements, $39.0 million related to legal fees and opioid-related costs in connection with opioid lawsuits and investigations, and $44.1 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the three months ended September 30, 2021. Includes $2.0 million of employee severance, a $6,606.9 million legal accrual and $28.5 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $4.2 million of other costs in connection with business transformation efforts, acquisition-related deal and integration costs, and other restructuring initiatives in the three months ended September 30, 2020.

4 Includes a $64.7 million gain on the remeasurement of an equity investment, a $14.0 million impairment of a non-customer note receivable, and a $2.3 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the three months ended September 30, 2021.

5    Includes $9.8 million of expense relating to Swiss tax reform in the three months ended September 30, 2021. Includes a $1,078.6 million tax benefit relating to the $6.6 billion legal expense accrual in connection with opioid lawsuits, a $360.7 million tax benefit relating to Swiss tax reform, and a $20.4 million adjustment to discrete tax benefits previously recognized primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the three months ended September 30, 2020.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2021	% of Revenue	Fiscal Year Ended September 30, 2020	% of Revenue	% Change
Revenue	$213,988,843		$189,893,926		12.7%

Cost of goods sold	207,045,615		184,702,042		12.1%

Gross profit [1]	6,943,228	3.24%	5,191,884	2.73%	33.7%

Operating expenses:
Distribution, selling, and administrative [2]	3,594,251	1.68%	2,767,217	1.46%	29.9%
Depreciation and amortization	505,172	0.24%	391,062	0.21%	29.2%
Employee severance, litigation, and other [3]	471,911		6,807,307
Goodwill impairment	6,373		—
Impairment of assets	11,324		361,652
Total operating expenses	4,589,031	2.14%	10,327,238	5.44%	(55.6)%

Operating income (loss)	2,354,197	1.10%	(5,135,354)	(2.70)%	145.8%

Other income, net [4]	(41,736)		(1,581)
Interest expense, net	174,074		137,883		26.2%
Loss on early retirement of debt	—		22,175

Income (loss) before income taxes	2,221,859	1.04%	(5,293,831)	(2.79)%	142.0%

Income tax expense (benefit) [5]	677,251		(1,894,273)

Net income (loss)	1,544,608	0.72%	(3,399,558)	(1.79)%	145.4%

Net income attributable to noncontrolling interests	(4,676)		(9,158)

Net income (loss) attributable to AmerisourceBergen Corporation	$1,539,932	0.72%	$(3,408,716)	(1.80)%	145.2%

Earnings per share:
Basic	$7.48		$(16.65)		144.9%
Diluted	$7.39		$(16.65)		144.4%

Weighted average common shares outstanding:
Basic	205,919		204,783		0.6%
Diluted	208,465		204,783		1.8%
 ________________________________________

1    Includes a $203.0 million LIFO credit and $168.8 million of gains from antitrust litigation settlements in the fiscal year ended September 30, 2021. Includes an estimated $14.8 million assessment relating to the New York State Opioid Stewardship Act (for the period covering January 1, 2017 through December 31, 2018), $12.6 million of PharMEDium shutdown and remediation costs, $9.1 million of gains from antitrust litigation settlements, and a $7.4 million LIFO expense in the fiscal year ended September 30, 2020.

2    Includes $46.8 million of PharMEDium shutdown and remediation costs and a $12.2 million adjustment to Profarma's estimate of contingent consideration related to the purchase price of one of its prior business acquisitions in the fiscal year ended September 30, 2020.

3    Includes $13.7 million of employee severance, a $147.7 million legal accrual related to opioid litigation settlements, $124.9 million related to legal fees and opioid-related costs in connection with opioid lawsuits and investigations, and $185.6 million of other costs in connection with acquisition-related deal and integration costs, business transformation efforts, and other restructuring initiatives in the fiscal year ended

September 30, 2021. Includes $34.4 million of employee severance, a $6,606.9 million legal accrual and $115.4 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $50.6 million of other costs in connection with business transformation efforts, other restructuring initiatives, and acquisition-related deal and integration costs in the fiscal year ended September 30, 2020.

4    Includes a $64.7 million gain on the remeasurement of an equity investment, a $14.0 million impairment of a non-customer note receivable, and a $3.4 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the fiscal year ended September 30, 2021.

5    Includes $127.6 million of expense relating to UK tax reform, $73.8 million of expense relating to Swiss tax reform, and a $20.4 million adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business in the fiscal year ended September 30, 2021. Includes a $1,078.6 million tax benefit relating to the $6.6 billion legal expense accrual in connection with opioid lawsuits, $720.6 million of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business, and a $360.7 million tax benefit relating to Swiss tax reform in the fiscal year ended September 30, 2020.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,069,411	$1,507,516	$561,895	$553,936	$117,488	$1,250	$437,698	$2.08

Gains from antitrust litigation settlements	(21,362)	—	(21,362)	(21,362)	(32,251)	—	10,889	0.05

LIFO credit	(42,463)	—	(42,463)	(42,463)	(40,529)	—	(1,934)	(0.01)

Acquisition-related intangibles amortization	—	(81,932)	81,932	81,932	43,830	(5,734)	32,368	0.15

Employee severance, litigation, and other [1]	—	(96,410)	96,410	96,410	50,802	—	45,608	0.22

Impairment of non-customer note receivable	—	—	—	14,000	—	—	14,000	0.07

Gain on remeasurement of equity investment	—	—	—	(64,721)	—	—	(64,721)	(0.31)

Goodwill impairment	—	(6,373)	6,373	6,373	—	—	6,373	0.03

Impairment of assets	—	(11,324)	11,324	11,324	—	—	11,324	0.05

Tax reform [2]	—	—	—	2,276	(9,784)	—	12,060	0.06

Adjusted Non-GAAP	$2,005,586	$1,311,477	$694,109	$637,705	$129,556	$(4,484)	$503,665	$2.39

Adjusted Non-GAAP % change vs. prior year quarter	51.3%	64.9%	31.0%	27.6%	19.3%		29.4%	26.5%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.51%	3.40%
Operating expenses	2.56%	2.23%
Operating income	0.95%	1.18%

________________________________________

1 Includes a $6.3 million legal expense accrual related to opioid litigation settlements.

2     Includes $9.8 million of expense relating to Swiss tax reform and a $2.3 million loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Income, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30, 2020
	Gross Profit	Operating Expenses	Operating (Loss) Income	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interests	Net (Loss) Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,346,847	$7,459,984	$(6,113,137)	$(6,143,457)	$(1,298,952)	$(1,567)	$(4,846,072)	$(23.74)

Gains from antitrust litigation settlements	(530)	—	(530)	(530)	112	—	(642)	—

LIFO credit	(35,773)	—	(35,773)	(35,773)	(8,989)	—	(26,784)	(0.13)

PharMEDium shutdown costs	—	2,200	(2,200)	(2,200)	(2,132)	—	(68)	—

New York State Opioid Stewardship Act	14,800	—	14,800	14,800	3,240	—	11,560	0.06

Acquisition-related intangibles amortization	—	(25,133)	25,133	25,133	3,213	(437)	21,483	0.10

Employee severance, litigation, and other [1]	—	(6,641,681)	6,641,681	6,641,681	1,081,721	—	5,559,960	27.20

Impairment of assets	—	—	—	—	(9,700)	—	9,700	0.05

Other	—	—	—	—	(268)	189	457	—

Certain discrete tax benefits [2]	—	—	—	—	(20,425)	—	20,425	0.10

Tax reform [3]	—	—	—	—	360,745	—	(360,745)	(1.75)

Adjusted Non-GAAP	$1,325,344	$795,370	$529,974	$499,654	$108,565	$(1,815)	$389,274	$1.89

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.74%	2.69%
Operating expenses	15.15%	1.62%
Operating (loss) income	(12.41)%	1.08%
________________________________________
1 Includes a $6.6 billion legal expense accrual in connection with opioid lawsuits.

2 Represents an adjustment to discrete tax benefits previously recognized primarily attributable to the income tax deductions resulting from the permanent shutdown of the
PharMEDium business.

3     Represents a tax benefit relating to Swiss tax reform.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$6,943,228	$4,589,031	$2,354,197	$2,221,859	$677,251	$(4,676)	$1,539,932	$7.39

Gains from antitrust litigation settlements	(168,794)	—	(168,794)	(168,794)	(47,517)	—	(121,277)	(0.58)

LIFO credit	(203,028)	—	(203,028)	(203,028)	(57,154)	—	(145,874)	(0.70)

Acquisition-related intangibles amortization	—	(176,221)	176,221	176,221	46,873	(7,498)	121,850	0.58

Employee severance, litigation, and other [1]	—	(471,911)	471,911	471,911	87,304	—	384,607	1.84

Impairment of non-customer note receivable	—	—	—	14,000	—	—	14,000	0.07

Gain on remeasurement of equity investment	—	—	—	(64,721)	—	—	(64,721)	(0.31)

Goodwill impairment	—	(6,373)	6,373	6,373	—	—	6,373	0.03

Impairment of assets	—	(11,324)	11,324	11,324	—	—	11,324	0.05

Certain discrete tax benefits [2]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [3]	—	—	—	3,362	(201,391)	—	204,753	0.98

Adjusted Non-GAAP	$6,571,406	$3,923,202	$2,648,204	$2,468,507	$525,791	$(12,174)	$1,930,542	$9.26	4

Adjusted Non-GAAP % change vs. prior year	25.9%	30.2%	20.1%	19.4%	22.0%		18.3%	17.2%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.24%	3.07%
Operating expenses	2.14%	1.83%
Operating income	1.10%	1.24%

________________________________________

1 Includes a $147.7 million legal expense accrual related to opioid litigation settlements.

2     Represents an adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3     Includes $127.6 million of expense relating to UK tax reform, $73.8 million of expense relating to Swiss tax reform, and a $3.4 million loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other Income, Net.

4    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Fiscal Year Ended September 30, 2020
	Gross Profit	Operating Expenses	Operating (Loss) Income	(Loss) Income Before Income Taxes	Income Tax (Benefit) Expense	Net Income Attributable to Noncontrolling Interests	Net (Loss) Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$5,191,884	$10,327,238	$(5,135,354)	$(5,293,831)	$(1,894,273)	$(9,158)	$(3,408,716)	$(16.65)

Gains from antitrust litigation settlements	(9,076)	—	(9,076)	(9,076)	(1,988)	—	(7,088)	(0.03)

LIFO expense	7,422	—	7,422	7,422	1,625	—	5,797	0.03

PharMEDium shutdown and remediation costs	12,556	(46,815)	59,371	59,371	12,996	—	46,375	0.22

New York State Opioid Stewardship Act	14,800	—	14,800	14,800	3,240	—	11,560	0.06

Acquisition-related intangibles amortization	—	(110,478)	110,478	110,478	24,184	(1,745)	84,549	0.41

Employee severance, litigation, and other [1]	—	(6,807,307)	6,807,307	6,807,307	1,122,417	—	5,684,890	27.66

Impairment of assets	—	(361,652)	361,652	361,652	79,165	—	282,487	1.37

Contingent consideration adjustment	—	12,153	(12,153)	(12,153)	(2,660)	5,867	(3,626)	(0.02)

Loss on early retirement of debt	—	—	—	22,175	4,854	—	17,321	0.08

Certain discrete tax benefits [2]	—	—	—	—	720,590	—	(720,590)	(3.49)

Tax reform [3]	—	—	—	—	360,745	—	(360,745)	(1.75)

Adjusted Non-GAAP	$5,217,586	$3,013,139	$2,204,447	$2,068,145	$430,895	$(5,036)	$1,632,214	$7.90	[4]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	2.73%	2.75%
Operating expenses	5.44%	1.59%
Operating (loss) income	(2.70)%	1.16%
 ________________________________________

1     Includes a $6.6 billion legal expense accrual in connection with opioid lawsuits.

2     Represents discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

3     Represents a tax benefit relating to Swiss tax reform.

4     The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
RECONCILIATION OF DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (GAAP TO NON-GAAP)
(in thousands)
(unaudited)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2021	2020	2021	2020

Basic shares outstanding	207,900	204,094	205,919	204,783

Stock option and restricted stock unit dilution	2,910	—	2,546	—

GAAP diluted shares outstanding	210,810	204,094	208,465	204,783

Stock option and restricted stock unit dilution [1]	—	2,262	—	1,839

Non-GAAP diluted shares outstanding	210,810	206,356	208,465	206,622

1 For the non-GAAP presentation, diluted weighted average common shares outstanding has been adjusted to include the impact of the stock options and restricted stock units that were anti-dilutive for the GAAP presentation.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$51,247,348	$47,288,572	8.4%
Other	7,701,487	1,990,992	286.8%
Intersegment eliminations	(36,414)	(34,796)

Revenue	$58,912,421	$49,244,768	19.6%

	Three Months Ended September 30,
Operating income (loss)	2021	2020	% Change
Pharmaceutical Distribution Services	$472,058	$425,567	10.9%
Other	223,277	104,525	113.6%
Intersegment eliminations	(1,226)	(118)
Total segment operating income	694,109	529,974	31.0%

Gains from antitrust litigation settlements	21,362	530
LIFO credit	42,463	35,773
PharMEDium shutdown costs	—	2,200
New York State Opioid Stewardship Act	—	(14,800)
Acquisition-related intangibles amortization	(81,932)	(25,133)
Employee severance, litigation, and other	(96,410)	(6,641,681)
Goodwill impairment	(6,373)	—
Impairment of assets	(11,324)	—
Operating income (loss)	$561,895	$(6,113,137)

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.10%	2.05%
Operating expenses	1.18%	1.15%
Operating income	0.92%	0.90%

Other
Gross profit	12.09%	18.08%
Operating expenses	9.19%	12.83%
Operating income	2.90%	5.25%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.51%	2.74%
Operating expenses	2.56%	15.15%
Operating income (loss)	0.95%	(12.41)%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.40%	2.69%
Adjusted operating expenses	2.23%	1.62%
Adjusted operating income	1.18%	1.08%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(dollars in thousands)
(unaudited)

	Fiscal Year Ended September 30,
Revenue	2021	2020	% Change
Pharmaceutical Distribution Services	$198,153,202	$182,467,189	8.6%
Other	15,974,799	7,525,102	112.3%
Intersegment eliminations	(139,158)	(98,365)

Revenue	$213,988,843	$189,893,926	12.7%

	Fiscal Year Ended September 30,
Operating income (loss)	2021	2020	% Change
Pharmaceutical Distribution Services	$2,041,072	$1,807,001	13.0%
Other	614,973	400,139	53.7%
Intersegment eliminations	(7,841)	(2,693)
Total segment operating income	2,648,204	2,204,447	20.1%

Gains from antitrust litigation settlements	168,794	9,076
LIFO credit (expense)	203,028	(7,422)
PharMEDium shutdown and remediation costs	—	(59,371)
New York State Opioid Stewardship Act	—	(14,800)
Acquisition-related intangibles amortization	(176,221)	(110,478)
Employee severance, litigation, and other	(471,911)	(6,807,307)
Goodwill impairment	(6,373)	—
Impairment of assets	(11,324)	(361,652)
Contingent consideration adjustment	—	12,153
Operating income (loss)	$2,354,197	$(5,135,354)

Percentages of revenue:

Pharmaceutical Distribution Services
Gross profit	2.17%	2.10%
Operating expenses	1.14%	1.11%
Operating income	1.03%	0.99%

Other
Gross profit	14.32%	18.60%
Operating expenses	10.47%	13.28%
Operating income	3.85%	5.32%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.24%	2.73%
Operating expenses	2.14%	5.44%
Operating income (loss)	1.10%	(2.70)%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.07%	2.75%
Adjusted operating expenses	1.83%	1.59%
Adjusted operating income	1.24%	1.16%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2021	2020
ASSETS

Current assets:
Cash and cash equivalents	$2,547,142	$4,597,746
Accounts receivable, net	18,167,175	13,846,301
Inventories	15,368,352	12,589,278
Right to recover asset	1,271,557	1,344,649
Income tax receivable	221,875	488,428
Prepaid expenses and other	1,226,508	189,300
Total current assets	38,802,609	33,055,702

Property and equipment, net	2,162,961	1,484,808
Goodwill and other intangible assets	14,287,458	8,592,826
Deferred income taxes	290,791	361,640
Other long-term assets	1,793,986	779,854

Total assets	$57,337,805	$44,274,830

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$38,009,954	$31,705,055
Other current liabilities	3,048,474	1,646,763
Short-term debt	300,213	501,259
Total current liabilities	41,358,641	33,853,077

Long-term debt	6,383,711	3,618,261

Accrued income taxes	281,070	284,845
Deferred income taxes	1,685,296	686,485
Other long-term liabilities	1,082,723	472,855
Accrued litigation liability	5,961,953	6,198,943

Total equity (deficit)	584,411	(839,636)

Total liabilities and stockholders' equity (deficit)	$57,337,805	$44,274,830

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Fiscal Year Ended September 30,
	2021	2020
Operating Activities:
Net income (loss)	$1,544,608	$(3,399,558)
Adjustments to reconcile net income (loss) to net cash provided by operating activities [1]	754,656	(662,430)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Accounts receivable	(930,078)	(1,628,991)
Inventories	(1,116,344)	(1,621,143)
Accounts payable	2,049,167	3,300,832
Other, net [2]	364,577	6,218,330
Net cash provided by operating activities	2,666,586	2,207,040

Investing Activities:
Capital expenditures	(438,217)	(369,677)
Cost of acquired companies, net of cash acquired	(5,563,040)	—
Cost of equity investments	(162,620)	(56,080)
Other	22,300	45,886
Net cash used in investing activities	(6,141,577)	(379,871)

Financing Activities:
Net borrowings (repayments) [3]	2,216,552	(32,006)
Payment of premium on early retirement of debt	—	(21,448)
Purchases of common stock	(82,150)	(420,449)
Exercises of stock options	198,750	159,533
Cash dividends on common stock	(366,648)	(343,578)
Other	(13,655)	54,331
Net cash provided by (used in) financing activities	1,952,849	(603,617)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(3,725)	—

(Decrease) increase in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	(1,525,867)	1,223,552
Less: Increase in cash classified within assets held for sale	(1,751)	—
(Decrease) increase in cash, cash equivalents, and restricted cash	(1,527,618)	1,223,552

Cash, cash equivalents, and restricted cash at beginning of year	4,597,746	3,374,194

Cash, cash equivalents, and restricted cash at end of year [4]	$3,070,128	$4,597,746

________________________________________
1     Includes an impairment of PharMEDium assets of $361.7 million and a $1,545.0 million benefit for deferred income taxes primarily attributable to Swiss tax reform and a legal accrual in connection with opioid lawsuits in the fiscal year ended September 30, 2020.

2 Includes a $6.6 billion expense accrual in connection with opioid lawsuits and a $482.6 million increase in income tax receivable primarily as a result of recognizing certain discrete tax benefits in the fiscal year ended September 30, 2020.

3 Includes proceeds from the issuance of the Company's $1,525 million of 0.737% senior notes, $1,000 million of 2.700% senior notes, and a $500 million term loan, all of which were used to finance a portion of the June 2021 acquisition of Alliance Healthcare, offset in part by a $250 million repayment of the above-mentioned term loan in the fiscal year ended September 30, 2021.

4    Includes $2,547.1 million of Cash and Cash Equivalents, $463.0 million of restricted cash in Prepaid Expenses and Other, and $60.0 million of restricted cash in Other Long-Term Assets on the Company's Condensed Consolidated Balance Sheet as of September 30, 2021.

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes the gain from antitrust litigation settlements, LIFO expense (credit), certain PharMEDium shutdown and remediation costs, and the expense related to the New York State Opioid Stewardship Act (the "NYS Opioid Act"). Gain from antitrust litigation settlements and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. PharMEDium remediation costs are excluded because they were unpredictable expenses. The expense related to the NYS Opioid Act and PharMEDium shutdown costs are excluded because they were unusual and non-recurring. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. The gain from antitrust litigation settlements relates to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. The PharMEDium remediation costs related to costs incurred in connection with suspended production activities following U.S. Food and Drug Administration inspections. PharMEDium shutdown costs are costs incurred in connection with the permanent shutdown of the PharMEDium business. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences. The NYS Opioid Act, which went into effect on July 1, 2018, established an annual $100 million fund and requires manufacturers, distributors, and importers to ratably share the assessment based upon opioids sold or distributed to or within New York state. In December 2018, the NYS Opioid Act was ruled unconstitutional by the U.S. District Court for the Southern District of New York but, in September 2020, the United States Court of Appeals for the Second Circuit reversed the District Court's decision.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, certain PharMEDium shutdown and remediation costs, goodwill impairment, impairment of assets, and a contingent consideration adjustment. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructurings. We exclude the amount of litigation settlements and other expenses, such as the accrual related to opioid lawsuits and investigations, as well as PharMEDium shutdown and remediation costs, goodwill impairment, a contingent consideration adjustment and the impairment of assets, that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance. The contingent consideration adjustment reflects an adjustment made by one of the Company’s non-wholly-owned subsidiaries, Profarma Distribuidora de Produtos Farmacêuticos S.A., of its previous estimate of contingent consideration related to the purchase price of a prior business acquisition.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the loss on early retirement of debt in fiscal 2020, gain on the remeasurement of an equity investment, and impairment of a non-customer note receivable are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act") are also excluded from adjusted income tax expense. Further, certain expenses relating to tax reforms in the UK and Switzerland are excluded from adjusted income tax expense in fiscal 2021 and certain benefits relating to tax reform in Switzerland are excluded from adjusted income tax expense in fiscal 2020. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interest: Adjusted net income/loss attributable to noncontrolling interest excludes the non-controlling interest portion of acquisition-related intangibles amortization and a contingent consideration adjustment. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to ABC.

•Adjusted net income attributable to ABC: Adjusted net income attributable to ABC is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gain from antitrust litigation settlements; LIFO expense (credit); PharMEDium shutdown and remediation costs; the expense related to the NYS Opioid Act; acquisition-related intangibles amortization; employee severance, litigation, and other; impairment of assets; a contingent consideration adjustment; loss on early retirement of debt; goodwill impairment; gain on remeasurement of an equity investment; and impairment of a non-customer note receivable, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax benefits primarily attributable to the income tax deduction recognized in connection with the permanent shutdown of PharMEDium as well as the CARES Act and the per share impact of certain benefits and expenses relating to tax reforms in Switzerland and the UK are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. Diluted weighted average common shares outstanding has been adjusted to include the impact of the stock options and restricted stock units that were anti-dilutive for the GAAP presentation due to a GAAP net loss in the fourth quarter and fiscal year ended September 30, 2020. Management believes that adjusted diluted shares outstanding is useful to investors because it facilitates the calculation of adjusted diluted earnings per share.

In addition, the Company has provided non-GAAP fiscal year 2022 guidance for diluted earnings per share, operating income and effective income tax rate that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. In addition, it has provided fiscal year 2022 adjusted free cash flow guidance. For fiscal year 2022, we have defined the non-GAAP financial measure of adjusted free cash flow as net cash provided by operating activities, excluding other significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. For the fiscal year ended September 30, 2021 adjusted free cash flow of $2,087.5 million consisted of net cash provided by operating activities of $2,666.6 million minus capital expenditures of $438.2 million and the gains from antitrust litigation settlements of $168.8 million, plus legal settlement payments of $27.9 million. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of litigation settlements is unpredictable and non-recurring.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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